Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704

FOR IMMEDIATE RELEASE
Goodyear Reports Improved Third Quarter Earnings;
Company Sees Opportunities as Markets Recover
•	Sales of $4.4 billion, up 11% from second quarter

•	Segment Operating Income of $275 million, up from prior year and second quarter

•	Inventories reduced by more than $1 billion from year-end 2008

•	Cash and liquidity improve on continued positive cash flow

•	Year-to-date cost savings total $540 million

•	57 new product launches in first nine months surpass full-year 2009 target
     AKRON, Ohio, October 28, 2009 — The Goodyear Tire & Rubber Company today reported improved third quarter earnings in 2009 and discussed opportunities available to it as markets recover.
     “The strength of our brands and steady stream of new and innovative tires such as our branded fuel-efficient tires provided marketplace momentum and led a strong third quarter performance,” said Robert J. Keegan, chairman and chief executive officer.
     “The success of our Top Line, Cost and Cash actions together with improving market conditions and lower raw material costs drove improved third quarter earnings compared to both last year and to the second quarter,” he said.
     “We are pleased that our results for the quarter were in line with our original operating plan despite more difficult conditions than we had expected at the beginning of the year,” Keegan added.
     Goodyear said it anticipates year-over-year global industry growth in 2010, especially in markets for tires featuring high-value-added features, larger rim diameters and fuel-efficient technology. The company’s industry-leading new product engine, advantaged supply chain and reduced cost structure position it well to capitalize on these market opportunities.
     Additionally, the company’s strength in high-growth markets of the world in Asia, Latin America and Eastern Europe will allow it to leverage its advantages in these markets and capture a significant portion of that growth potential.
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Third Quarter Results
     The company’s third quarter 2009 sales were $4.4 billion, down 15 percent from 2008’s third quarter. Sales were up 11 percent from 2009’s second quarter.
     Third quarter 2009 sales reflect the $276 million impact of a 7 percent decline in tire unit volume due to lower industry demand as well as a $279 million reduction in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire. Unfavorable foreign currency translation further reduced sales by $159 million.
     Goodyear successfully launched 15 new products in the quarter, in addition to the 42 launched in the first half. The company has exceeded its goal of more than 50 new product launches during 2009.
     The company had segment operating income of $275 million in the third quarter of 2009, up from $266 million in the 2008 third quarter and $24 million in 2009’s second quarter.
     Compared to the prior year, third quarter 2009 segment operating income reflects continued weak industry demand, which resulted in a negative volume impact of $64 million and under-absorbed fixed costs of approximately $107 million. The 2009 quarter benefited from $207 million in lower raw material costs.
     Goodyear made additional progress during the third quarter on its Four-Point Cost Savings Plan. The company achieved $195 million in new savings during the third quarter, for a total of $540 million in the first nine months of 2009.
     During the third quarter of 2009, the company reduced its global work force by 300 positions, adding to approximately 5,500 first half reductions. The company’s full-year target was a reduction of 5,000 positions.
     Third quarter 2009 Goodyear net income was $72 million (30 cents per share), up from $31 million (13 cents per share) in 2008’s third quarter. The company had net losses of $221 million (92 cents per share) in the second quarter of 2009 and $333 million ($1.38 per share) in the 2009 first quarter. All per share amounts are diluted.
     The 2009 third quarter was impacted by charges of $29 million (12 cents per share) due to rationalizations, asset write-offs and accelerated depreciation; a non-cash loss of $18 million (8 cents per share) on the liquidation of a subsidiary in Guatemala; a charge of $9 million (4 cents per share) to correct first-half earnings attributable to minority shareholders; expenses of $5 million (2 cents per share) related to the company’s new USW labor contract; net tax-related benefits of $22 million (8 cents per share), and a gain on asset sales of $6 million (3 cents per share). All amounts are after taxes and minority interest.
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     See the table at the end of this release for a list of significant items impacting the 2009 and 2008 third quarters.
     Positive cash flow and reduced working capital requirements have combined to improve Goodyear’s cash and liquidity position. As part of its supply chain initiative, inventory levels are more than $1 billion below the year-end 2008 level.
Business Segment Results
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	Third Quarter		Nine Months
(in millions)	2009	2008	2009	2008
Tire Units	17.1	18.1	45.8	54.2
Sales	$1,862	$2,185	$5,093	$6,312
Segment Operating Income (Loss)	2	(19)	(278)	37
Segment Operating Margin	0.1%	(0.9)%	(5.5)%	0.6%
     North American Tire’s third quarter 2009 sales declined 15 percent from last year, reflecting lower sales in other tire-related businesses of $234 million, primarily third-party chemical sales, reduced industry demand, and unfavorable foreign currency translation. Original equipment unit volume declined 21 percent. Replacement tire shipments were up less than 1 percent.
     Third quarter 2009 segment operating income of $2 million was a $21 million improvement over the prior year. The quarter benefited from lower raw material costs of $105 million and actions to reduce costs. Lower sales and production levels drove a negative volume impact of $7 million and under-absorbed fixed costs of approximately $40 million. Operating income from other tire-related businesses declined $24 million.
     Increased pension expense due to lower 2008 returns on plan assets and higher amortization of net losses more than offset savings resulting from the implementation of the Voluntary Employees’ Beneficiary Association (VEBA) in the 2009 quarter.
     United Steelworkers members, on September 18, ratified a new, four-year labor contract with the company. The contract enhances the competitiveness of North American Tire’s USW-represented tire plants through improvements in productivity, wage and benefit savings and added flexibility. These changes, combined with savings from pre-bargain agreements, are expected to provide cost savings of approximately $555 million over the term of the agreements.
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Europe, Middle East and
Africa Tire	Third Quarter		Nine Months
(in millions)	2009	2008	2009	2008
Tire Units	17.8	19.7	49.8	58.5
Sales	$1,581	$1,936	$4,242	$5,910
Segment Operating Income	106	134	41	457
Segment Operating Margin	6.7%	6.9%	1.0%	7.7%
     Europe, Middle East and Africa Tire’s third quarter sales declined 18 percent from last year primarily due to lower tire unit volume, reflecting reduced industry demand, as well as unfavorable foreign currency translation. Original equipment unit volume declined 20 percent. Replacement tire shipments were down 6 percent.
     Third quarter 2009 segment operating income of $106 million was impacted by lower sales and production levels, which drove a negative volume impact of $37 million and under-absorbed fixed costs of approximately $48 million. The quarter benefited from $63 million in lower raw material costs and actions to reduce costs, which offset higher manufacturing costs. Foreign currency translation also negatively impacted operating income.

Latin American Tire	Third Quarter		Nine Months
(in millions)	2009	2008	2009	2008
Tire Units	5.0	5.3	13.8	15.9
Sales	$486	$581	$1,306	$1,683
Segment Operating Income	99	101	220	318
Segment Operating Margin	20.4%	17.4%	16.8%	18.9%
     Latin American Tire’s third quarter sales declined 16 percent from last year primarily due to lower tire unit volume, reflecting reduced industry demand, as well as unfavorable foreign currency translation. Original equipment unit volume declined 8 percent. Replacement tire shipments were down 7 percent.
     Third quarter segment operating income was $99 million, down slightly from the 2008 quarter, reflecting lower sales and production levels, which drove a negative volume impact of $19 million and under-absorbed fixed costs of approximately $16 million. The quarter benefited from $23 million in lower raw material costs, price/mix gains of $10 million and actions to reduce costs.
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Asia Pacific Tire	Third Quarter		Nine Months
(in millions)	2009	2008	2009	2008
Tire Units	5.1	5.1	14.0	15.4
Sales	$456	$470	$1,223	$1,448
Segment Operating Income	68	50	140	151
Segment Operating Margin	14.9%	10.6%	11.4%	10.4%
     Asia Pacific Tire’s third quarter sales declined 3 percent from last year due to unfavorable foreign currency translation and lower tire unit volume, reflecting reduced industry demand. Original equipment unit volume increased 4 percent. Replacement tire shipments were down 6 percent. Improved price/mix partially offset the lower volume.
     Third quarter segment operating income of $68 million increased 36 percent over last year and was a record for any quarter. This was primarily due to lower raw material costs of $16 million, price/mix improvements of $6 million and actions to reduce costs. Foreign currency translation also negatively impacted operating income.
Year-to-Date Results
     Goodyear’s sales for 2009’s first nine months were $11.9 billion, down from $15.4 billion in the 2008 period. Sales reflect the $1.7 billion impact of a 14 percent decline in tire unit volume due to lower global industry demand, as well as an $828 million reduction in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire. Unfavorable foreign currency translation reduced sales by $1 billion.
     The company’s year-to-date segment operating income was $123 million compared to $963 million last year.
     Segment operating income for 2009’s first nine months reflects continued weak industry demand that resulted in a negative volume impact of $332 million, under-absorbed fixed costs of approximately $514 million and reduced operating income from other tire-related businesses.
     Improved price/mix of $275 million more than offset increased raw material costs of $243 million in the first nine months of 2009.
     The year-to-date Goodyear net loss of $482 million ($2.00 per share) compares to Goodyear net income of $253 million ($1.04 per share) in 2008’s first nine months. All per share amounts are diluted.
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Conference Call
     Goodyear will hold an investor conference call at 10 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.
     Participating in the conference call will be Robert J. Keegan, chairman and chief executive officer; Richard J. Kramer, chief operating officer and president, North American Tire; Darren R. Wells, executive vice president and chief financial officer, and Damon J. Audia, senior vice president, finance and treasurer.
     Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. A taped replay will be available later by calling (706) 634-4556. The replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. It employs nearly 70,000 people and manufactures its products in 59 facilities in 24 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: deteriorating economic conditions or an inability to access capital markets; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; actions and initiatives taken by both current and potential competitors; pension plan funding obligations; increases in the prices paid for raw materials and energy; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2009	2008	2009	2008
NET SALES	$4,385	$5,172	$11,864	$15,353

Cost of Goods Sold	3,523	4,316	10,095	12,473
Selling, Administrative and General Expense	617	627	1,764	1,997
Rationalizations	16	34	207	134
Interest Expense	85	73	228	238
Other (Income) and Expense	4	4	66	(24)

Income (Loss) before Income Taxes	140	118	(496)	535
United States and Foreign Taxes Expense	38	66	3	217

Net Income (Loss)	102	52	(499)	318
Less: Minority Shareholders Net Income (Loss)	30	21	(17)	65

Goodyear Net Income (Loss)	$72	$31	$(482)	$253

Goodyear Net Income (Loss) — Per Share

Basic	$0.30	$0.13	$(2.00)	$1.05

Weighted Average Shares Outstanding	242	241	241	241

Diluted	$0.30	$0.13	$(2.00)	$1.04

Weighted Average Shares Outstanding	245	243	241	243
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
(In millions)	2009	2008
Assets:
Current Assets:
Cash and Cash Equivalents	$2,590	$1,894
Accounts Receivable, less Allowance — $110 ($93 in 2008)	3,065	2,517
Inventories:
Raw Materials	441	714
Work in Process	148	119
Finished Products	1,954	2,759

	2,543	3,592

Prepaid Expenses and Other Current Assets	407	307

Total Current Assets	8,605	8,310
Goodwill	710	683
Intangible Assets	155	160
Deferred Income Tax	53	54
Other Assets	444	385
Property, Plant and Equipment less Accumulated Depreciation — $8,560 ($8,310 in 2008)	5,710	5,634

Total Assets	$15,677	$15,226

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,042	$2,529
Compensation and Benefits	710	625
Other Current Liabilities	902	778
Notes Payable and Overdrafts	243	265
Long Term Debt and Capital Leases due within one year	647	582

Total Current Liabilities	4,544	4,779
Long Term Debt and Capital Leases	5,020	4,132
Compensation and Benefits	3,440	3,487
Deferred and Other Noncurrent Income Taxes	222	193
Other Long Term Liabilities	800	763

Total Liabilities	14,026	13,354

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	624	619

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares - 242 (241 in 2008) after deducting 9 treasury shares (10 in 2008)	242	241
Capital Surplus	2,778	2,764
Retained Earnings	975	1,463
Accumulated Other Comprehensive Loss	(3,213)	(3,446)

Goodyear Shareholders’ Equity	782	1,022
Minority Shareholders’ Equity — Nonredeemable	245	231

Total Shareholders’ Equity	1,027	1,253

Total Liabilities and Shareholders’ Equity	$15,677	$15,226

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
Total Segment Operating Income Reconciliation Table (unaudited)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,	March 31,
(In millions)	2009	2008	2009	2008	2009	2009
Segment Operating Income (Loss)	$275	$266	$123	$963	$24	($176)
Rationalizations	(16)	(34)	(207)	(134)	(136)	(55)
Interest expense	(85)	(73)	(228)	(238)	(79)	(64)
Other income and (expense)	(4)	(4)	(66)	24	(32)	(30)
Asset write-offs and accelerated depreciation	(18)	(13)	(40)	(17)	(12)	(10)
Corporate incentive compensation plans	(15)	7	(29)	(8)	(20)	6
Intercompany profit elimination	16	7	(13)	(6)	(3)	(26)
Curtailment/settlements	—	(11)	—	(11)	—	—
Other	(13)	(27)	(36)	(38)	(13)	(10)

Income (Loss) before Income Taxes	$140	$118	($496)	$535	($271)	($365)

Third Quarter Significant Items (after taxes and minority interest)
2009
•	Rationalizations, asset write-offs and accelerated depreciation, $29 million (12 cents per share).
•	Non-cash loss on liquidation of a subsidiary in Guatemala, $18 million (8 cents per share).
•	Charge to correct first-half earnings attributable to minority shareholders, $9 million (4 cents per share).
•	Expenses related to the company’s new USW labor contract, $5 million (2 cents per share).
•	Net tax-related benefits, $22 million (8 cents per share).
•	Gain on asset sales, $6 million (3 cents per share).
2008
•	Net rationalization charges and accelerated depreciation, $46 million (19 cents per share).
•	Loss on settlement of postretirement healthcare obligations in connection with the establishment of a Voluntary Employees’ Beneficiary Association (VEBA), $13 million (5 cents per share).
•	Expenses related to Hurricanes Gustav and Ike, $7 million (3 cents per share).
•	Discrete net tax charges related primarily to German operations, $6 million (2 cents per share).
•	Charges related to the exit of Moroccan business, $5 million (2 cents per share).
•	Gain on asset sales, $2 million (1 cent per share).
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